Exhibit 99.1

UPHEALTH ANNOUNCES SECOND QUARTER 2023 FINANCIAL RESULTS
Second Quarter Revenues Were $37.8 million and Gross Margin Expanded to 53%
Year-to-Date Net Loss Attributable to UpHealth, Inc. Improved 9% to $27.2 million
Year-to-Date Adjusted EBITDA Improved by $9.2 million to $11.8 million
Closed Strategic Sale of Innovations Group, Inc. for $56.0 million
Completed Repurchase of $10.3 Million of Convertible Debt
Increasing Full Year 2023 Outlook

DELRAY BEACH, Fla. – August 10, 2023 – UpHealth, Inc. (“UpHealth” or the “Company”) (NYSE: UPH), a global digital health company delivering technology platforms, infrastructure, and services to modernize care delivery and health management, today announced financial results for the second quarter ended June 30, 2023.

UpHealth Chief Executive Officer Sam Meckey said, “During the second quarter we delivered results I am very proud of - revenues of $37.8 million, gross margins of 53% and an improvement in Adjusted EBITDA of $1.3 million to $5.3 million compared to the same period a year ago. We are executing against our stated recalibration plan of right-sizing our businesses. We completed the sale of Innovations Group, Inc. (“IGI”) delivering $56.0 million in gross proceeds, and in accordance with the indenture agreement for our 2025 Notes, we repaid $10.3 million of Company debt. With our balance sheet solidified, we concluded the quarter with $46.8 million in cash, offering sufficient liquidity to run our business and invest where appropriate. Given the second quarter results and execution, we are in a position to increase our full year 2023 outlook. Halfway through 2023 I am very pleased with our improvement in fundamental execution. While there remains work to be done, I am confident in our team’s ability to deliver on our newly stated outlook.”

Second Quarter 2023 Results:
•Revenues were $37.8 million, compared to revenues for the second quarter of 2022 of $43.7 million. Revenues by segment were as follows:
•Virtual Care Infrastructure revenues were $16.8 million (45% of total revenues), compared to revenues for the second quarter of 2022 of $16.8 million. There were no revenues in the second quarter of 2023 from Glocal Healthcare Private Limited (“Glocal”), which was deconsolidated as previously reported, compared to $3.6 million of revenue from Glocal for the second quarter of 2022. The loss of Glocal revenue was offset by an increase of $3.6 million in revenue from U.S. Telehealth compared to the second quarter of 2022.
•Services revenues were $15.5 million (41% of total revenues), compared to revenues for the second quarter of 2022 of $19.0 million. The decrease was primarily due to the strategic sale of IGI, which was completed on May 11, 2023, and the decision to wind-down a company within our Behavioral business in the second quarter of 2023, which contributed combined revenues of $4.4 million and $11.2 million for the second quarters of 2023 and 2022, respectively.
•Integrated Care Management revenues were $5.5 million (14% of total revenues), compared to revenues for the second quarter of 2022 of $7.8 million. The decrease was primarily due to a one-time license fee recognized in the second quarter of 2022.
•Gross margin expanded to 53% from 48% for the second quarter of 2022. Gross margins by segment were as follows:
•Virtual Care Infrastructure gross margin was 50%, an increase from 43% for the second quarter of 2022. Gross margin from Glocal, which was deconsolidated in the third quarter of 2022, was 23% for the second quarter 2022.
•Services gross margin was 50%, an increase from 36% for the second quarter of 2022. The increase was primarily due to the strategic sale of IGI, which was completed on May 11, 2023, and the decision to wind-down a company within our Behavioral business in the second quarter of 2023, which contributed combined gross margins of 29% and 25% for the second quarters of 2023 and 2022, respectively.
•Integrated Care Management gross margin was 69%, a decrease compared to 88% for the second quarter of 2022. The decrease was primarily due to a one-time license fee recognized in the second quarter of 2022.

•Loss from operations was $10.7 million, compared to loss from operations in the second quarter of 2022 of $10.0 million. Non-GAAP income from operations, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $8.2 million and acquisition, integration, and transformation costs of $3.6 million, was $1.1 million for the second quarter of 2023. Non-GAAP loss from operations, which excludes acquisition, integration, and transformation costs of $6.7 million, was $3.3 million for the second quarter of 2022.
•Net loss attributable to UpHealth was $19.1 million, compared to a net loss attributable to UpHealth for the second quarter of 2022 of $12.4 million. Non-GAAP net loss attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $8.2 million and acquisition, integration, and transformation costs of $3.6 million, was $7.2 million for the second quarter of 2023. Non-GAAP net loss attributable to UpHealth, which excludes acquisition, integration, and transformation costs of $6.7 million, was $(5.7) million for the second quarter of 2022.
•Net loss per share attributable to UpHealth was $(1.05), compared to a net loss per share attributable to UpHealth for the second quarter of 2022 of $(0.86). Non-GAAP net loss per share attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $8.2 million and acquisition, integration, and transformation costs of $3.6 million, was $(0.40) for the second quarter of 2023. Non-GAAP net loss per share attributable to UpHealth, which excludes acquisition, integration, and transformation costs of $6.7 million, was $(0.39) for the second quarter of 2022.
•Adjusted EBITDA was $5.3 million, which represented an improvement of $1.3 million compared to Adjusted EBITDA for the second quarter of 2022 of $4.0 million.
•On May 11, 2023, UpHealth completed the strategic sale of IGI to Belmar Pharma Solutions for gross proceeds of $56.0 million, which added significant liquidity to UpHealth’s balance sheet in the second quarter of 2023. This transaction represented execution against UpHealth's new strategic vision and focus on scalable growth opportunities in the U.S. Telehealth, Behavioral, and Integrated Care Management businesses.
•On June 15, 2023, UpHealth completed the repurchase of $10.3 million in aggregate principal amount of its Variable Rate Convertible Senior Secured Notes due in 2025.

Year-To-Date Second Quarter Results:
•Year-to-date revenues were $80.0 million, compared to year-to-date revenues for the second quarter of 2022 of $79.6 million. Revenues by segment were as follows:
•Virtual Care Infrastructure year-to-date revenues were $34.3 million (39% of total year-to-date revenues), representing an increase of 6% compared to year-to-date revenues for the second quarter of 2022 of $32.4 million. Revenues from Glocal, which was deconsolidated as previously reported, were $6.9 million for the year-to-date second quarter of 2022.
•Services year-to-date revenues were $36.3 million (44% of total year-to-date revenues), compared to year-to-date revenues for the second quarter of 2022 of $36.8 million. The decrease was primarily due to the strategic sale of IGI, which was completed on May 11, 2023, and the decision to wind-down a company within our Behavioral business in the second quarter of 2023, which contributed combined revenues of $15.3 million and $22.0 million for the year-to-date second quarters of 2023 and 2022, respectively.
•Integrated Care Management year-to-date revenues were $9.4 million (18% of total year-to-date revenues), compared to year-to-date revenues for the second quarter of 2022 of $10.4 million. The decrease was primarily due to a one-time license fee recognized in the second quarter of 2022, partially offset by growth in professional services revenue from existing customers.
•Year-to-date gross margin expanded to 53% from 44% for the year-to-date second quarter of 2022. Gross margins by segment were as follows:
•Virtual Care Infrastructure gross margin was 54%, an increase from 42% for the year-to-date second quarter of 2022. Gross margins from Glocal, which was deconsolidated in the third quarter of 2022, was 22% for the year-to-date second quarter of 2022.
•Services gross margin was 49%, an increase from 34% for the year-to-date second quarter of 2022. The increase was primarily due to the strategic sale of IGI, which was completed on May 11, 2023, and the decision to wind-down a company within our Behavioral business in the second quarter of 2023, which contributed combined gross margins of 36% and 26% for the year-to-date second quarters of 2023 and 2022, respectively.
•Integrated Care Management gross margin was 68%, a decrease compared to 82% for the year-to-date second quarter of 2022. The decrease was primarily due to a one-time license fee recognized in the second quarter of 2022.
•Year-to-date loss from operations improved 59% to $11.5 million, compared to loss from operations in the year-to-date second quarter of 2022 of $28.0 million. Non-GAAP income from operations, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $8.7 million and acquisition, integration, and transformation costs of $7.1 million, was $4.3 million for the year-to-date second quarter of 2023. Non-GAAP loss from operations, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $6.2 million and acquisition, integration, and transformation costs of $9.1 million, was $12.6 million for the year-to-date second quarter of 2022.
•Year-to-date net loss attributable to UpHealth was $27.2 million, a 9% improvement compared to net loss attributable to UpHealth for the year-to-date second quarter of 2022 of $30.2 million. Non-GAAP net loss attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $8.7 million and acquisition, integration, and transformation costs of $7.1 million, was $11.4 million for the year-to-date second quarter of 2023. Non-GAAP net loss attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $6.2 million and acquisition, integration, and transformation costs of $9.1 million, was $14.5 million for the year-to-date second quarter of 2022.

•Net loss per share attributable to UpHealth was $(1.60), compared to a net loss per share attributable to UpHealth for the year-to-date second quarter of 2022 of $(2.07). Non-GAAP net loss per share attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $8.7 million and acquisition, integration, and transformation costs of $7.1 million, was $(0.67) for the year-to-date second quarter of 2023. Non-GAAP net loss per share attributable to UpHealth, which excludes impairment of goodwill, intangible assets, and other long-lived assets of $6.2 million and acquisition, integration, and transformation costs of $9.1 million, was $(1.00) the year-to-date second quarter of 2022.
•Year-to-date Adjusted EBITDA was $11.8 million, which represented an improvement of $9.2 million compared to Adjusted EBITDA for the year-to-date second quarter of 2022 of $2.6 million.
Certain prior period amounts have been reclassified to conform with our current period presentation. Please refer to the discussion and tables under “Non-GAAP Financial Information.”

Balance Sheet and Cash Flow

On June 30, 2023, UpHealth reported $46.8 million of cash and cash equivalents. This does not include approximately $7.0 million in cash in India that is held in a bank account which the Emergency Arbitrator has ordered cannot be accessed by Glocal or UpHealth. UpHealth completed the strategic sale of IGI to Belmar Pharma Solutions for gross proceeds of $56.0 million on May 11, 2023.

Fiscal 2023 Financial Outlook

We are updating our outlook and expect both 2023 revenues and gross margin to be at the top end of our previously guided ranges of $127 to $135 million and 43% to 45%, respectively. In addition, we now expect 2023 adjusted EBITDA to be at least $15 million versus our previously guided range of $7 to $10 million.

Conference Call

UpHealth management will host a live question-and-answer session with investors and analysts beginning at 5:00 p.m. Eastern Time today, August 10, 2023. The call can be accessed live over the telephone by dialing (877-704-4453) from the U.S. or International callers can dial (201) 389-0920. There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at https://investors.uphealthinc.com/events-and-presentations/default.aspx or directly here. The webcast will be archived for approximately 30 days.

Inducement Grant

UpHealth’s Compensation Committee of its Board of Directors approved on August 7, 2023, the grant, which was made on August 8, 2023, under Section 303A.08 of the NYSE Listed Company Manual of an employment inducement award consisting of restricted stock units (“RSUs”) covering 80,000 shares of UpHealth common stock to each of its new SVP of Product, Leah Schelin, and its new VP of Marketing, Samantha Downing, to induce them to join UpHealth. For each grant, (i) 40,000 will vest over a three‑year period beginning August 8, 2023, with the initial one-third vesting on August 22, 2024, and the remainder vesting quarterly thereafter on each November 22, March 7, May 22, and August 22, subject to their continued employment by UpHealth, and (ii) 40,000 performance-based RSUs will vest based on the achievement of specified performance goals during the years ending December 31, 2023, 2024, and 2025, subject to their continued employment by UpHealth. The awards were granted under UpHealth’s Inducement Equity Incentive Plan as employment inducement awards pursuant to the New York Stock Exchange rules.

About UpHealth, Inc.

UpHealth is a global digital health company that delivers digital-first technology, infrastructure, and services to dramatically improve how healthcare is delivered and managed. The UpHealth platform creates digitally enabled “care communities” that improve access and achieve better patient outcomes at lower cost, through digital health solutions and interoperability tools that serve patients wherever they are, in their native language. UpHealth’s clients include health plans, healthcare providers and community-based organizations. For more information, please visit https://uphealthinc.com and follow at UpHealth Inc on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, the projected operation and financial performance of UpHealth, its product offerings and developments and reception of its product by customers, the arbitration and other legal disputes involving Glocal, and UpHealth’s expectations, hopes, beliefs, intentions, plans, prospects or strategies regarding the future revenue and the business plans of UpHealth’s management team. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the management of UpHealth considering their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on UpHealth as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including the ability of UpHealth to service or otherwise pay its debt obligations, the mix of services utilized by UpHealth’s customers and such customers’ needs for these services, market acceptance of new service offerings, the ability of UpHealth to expand what it does for existing customers as well as to add new customers, uncertainty with respect to how the ICA or the Indian courts shall decide various matters that are before them or that the Glocal Board will act in compliance with their fiduciary duties to their shareholders, that UpHealth will have sufficient capital to operate as anticipated, and the impact that the novel coronavirus and the illness, COVID-19, that it causes, as well as government responses to deal with the spread of this illness and the reopening of economies that have been closed as part of these responses, may have on UpHealth’s operations, the demand for UpHealth’s products, global supply chains and economic activity in general. Should one or more of these risks or uncertainties materialize or should any of the assumptions being made prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. UpHealth undertakes no obligation to update or revise any forward-looking statements, whether because of new information, future events, or otherwise, except as may be required under applicable securities laws.

Investors Relations:
Shannon Devine (MZ North America)
Managing Director
203-741-8811
UPH@mzgroup.us

UPHEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30, 2023	December 31, 2022
ASSETS
Current Assets:
Cash and cash equivalents	$46,803	$15,557
Accounts receivable, net	22,369	21,851
Inventories	18	161
Prepaid expenses and other current assets	2,121	3,005
Assets held for sale, current	—	2,748
Total current assets	71,311	43,322
Property and equipment, net	13,997	14,069
Operating lease right-of-use assets	5,728	7,213
Intangible assets, net	29,069	31,362
Goodwill	153,318	159,675
Equity investment	21,200	21,200
Other assets	455	438
Assets held for sale, noncurrent	—	62,525
Total assets	$295,078	$339,804
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$12,694	$17,983
Accrued expenses	39,002	39,380
Deferred revenue	2,512	2,738
Related-party debt, current	181	—
Lease liabilities, current	5,141	5,475
Other liabilities, current	453	74
Liabilities held for sale, current	—	3,319
Total current liabilities	59,983	68,969
Related-party debt, noncurrent	—	281
Debt, noncurrent	141,255	145,962
Deferred tax liabilities	1,202	1,200
Lease liabilities, noncurrent	6,947	8,741
Other liabilities, noncurrent	276	727
Liabilities held for sale, noncurrent	—	7,787
Total liabilities	209,663	233,667

Stockholders’ Equity:
Common stock	2	2
Additional paid-in capital	694,554	688,355
Treasury stock, at cost	(17,000)	(17,000)
Accumulated deficit	(593,419)	(566,209)
Total UpHealth, Inc., stockholders’ equity	84,137	105,148
Noncontrolling interests	1,278	989
Total stockholders’ equity	85,415	106,137
Total liabilities and stockholders’ equity	$295,078	$339,804

UPHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Services	$31,087	$28,096	$62,028	$53,782
Licenses and subscriptions	2,852	6,812	4,788	8,593
Products	3,884	8,760	13,152	17,265
Total revenues	37,823	43,668	79,968	79,640
Costs of revenues:
Services	14,954	16,232	28,698	31,990
License and subscriptions	403	217	722	450
Products	2,490	6,296	7,896	12,286
Total costs of revenues	17,847	22,745	37,316	44,726
Gross profit	19,976	20,923	42,652	34,914
Operating expenses:
Sales and marketing	2,421	3,539	7,040	6,973
Research and development	848	2,011	2,133	3,769
General and administrative	12,765	12,880	23,774	24,347
Depreciation and amortization	1,736	4,700	3,347	9,936
Stock-based compensation	1,058	1,088	2,047	2,462
Impairment of goodwill, intangible assets, and other long-lived assets	8,246	—	8,741	6,249
Acquisition, integration, and transformation costs	3,644	6,749	7,090	9,133
Total operating expenses	30,718	30,967	54,172	62,869
Loss from operations	(10,742)	(10,044)	(11,520)	(27,955)
Other expense:
Interest expense	(7,136)	(6,603)	(13,994)	(13,598)
Other income, net, including interest income	126	1,950	127	6,858
Total other expense	(7,010)	(4,653)	(13,867)	(6,740)
Loss before income tax benefit (expense)	(17,752)	(14,697)	(25,387)	(34,695)
Income tax benefit (expense)	(867)	2,232	(867)	4,525
Net loss	(18,619)	(12,465)	(26,254)	(30,170)
Less: net income (loss) attributable to noncontrolling interests	508	(27)	956	(287)
Net loss attributable to UpHealth, Inc.	$(19,127)	$(12,438)	$(27,210)	$(29,883)
Net loss per share attributable to UpHealth, Inc.:
Basic and diluted	$(1.05)	$(0.86)	$(1.60)	$(2.07)
Weighted average shares outstanding:(1)
Basic and diluted	18,220	14,462	16,975	14,458

(1)Amounts as of June 30, 2022 and before that date differ from those published in our prior condensed consolidated financial statements as they were retrospectively adjusted as a result of the Reverse Stock Split (as described below in Note 1, Organization and Business). Specifically, the number of common shares outstanding during periods before the Reverse Stock Split are divided by the exchange ratio of 10:1, such that each ten shares of common stock were combined and reconstituted into one share of common stock effective December 8, 2022.

UPHEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended June 30,
	2023	2022
Operating activities:
Net loss	$(26,254)	$(30,170)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	5,461	12,725
Amortization of debt issuance costs and discount on convertible debt	5,566	6,969
Stock-based compensation	2,047	2,462
Impairment of property and equipment, goodwill, intangible assets, and other long-lived assets	8,741	5,459
Provision for credit losses	19	(37)
Loss (gain) on fair value of warrant liabilities	8	(190)
Loss (gain) on fair value of derivative liability	3	(6,670)
Deferred income taxes	—	(4,596)
Amortization of operating lease right-of-use assets	1,116	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(432)	(6,151)
Inventories	142	(55)
Prepaid expenses and other current assets	(1,016)	540
Accounts payable and accrued expenses	(5,653)	8,347
Operating lease liabilities	(1,170)	—
Deferred revenue	(225)	3,838
Other liabilities	(406)	(312)
Net cash used in operating activities	(12,053)	(7,841)
Investing activities:
Purchases of property and equipment	(2,918)	(3,783)
Proceeds from sale of business, net of expenses	54,861	—
Net cash provided by (used in) investing activities	51,943	(3,783)
Financing activities:
Proceeds from equity issuance	4,155	—
Repayments of debt	(10,273)	—
Payment of debt issuance costs	—	(3,234)
Repayment of forward share purchase	—	(18,521)
Payments of finance and capital lease obligations	(1,756)	(1,619)
Net tax withholdings from share-based compensation	(3)	(67)
Payments of amounts due to members	(100)	—
Distribution to noncontrolling interest	(667)	(139)
Net cash used in financing activities	(8,644)	(23,580)
Effect of exchange rate changes on cash and cash equivalents	—	(460)
Net increase (decrease) in cash and cash equivalents	31,246	(35,664)
Cash and cash equivalents, beginning of period	15,557	76,801
Cash and cash equivalents, end of period	$46,803	$41,137

UPHEALTH, INC.
NON-GAAP FINANCIAL INFORMATION

Non-GAAP Financial Information

This press release includes financial measures that are not calculated in accordance with accounting principles generally accepted in the United States of America (GAAP). To supplement UpHealth’s condensed consolidated financial statements presented in accordance with GAAP, UpHealth presents investors with non-GAAP financial measures, including Adjusted EBITDA.

•Adjusted EBITDA consists of net income (loss) attributable to UpHealth, Inc., excluding depreciation and amortization; stock-based compensation; impairment of goodwill, intangible assets, and other long-lived assets; acquisition, integration, and transformation costs; other income (expense); income tax benefit (expense); net income (loss) attributable to noncontrolling interests; and other non-recurring charges to GAAP net income (loss) attributable to UpHealth, Inc. Other non-recurring charges to GAAP net income (loss) attributable to UpHealth, Inc. may include transaction expenses in connection with capital raising transactions (whether debt, equity or equity-linked) and acquisitions, whether or not consummated, purchase price adjustments, the cumulative effect of a change in accounting principles, or other expenses determined to be non-recurring.

UpHealth believes that the presentation of these non-GAAP financial measures provides important supplemental information to management and investors regarding financial and business trends relating to UpHealth’s financial condition and results of operations. Management believes that the items described above provide an additional measure of UpHealth’s operating results and facilitates comparisons of UpHealth’s core operating performance against prior periods and business model objectives. This information is provided to investors in order to facilitate additional analyses of past, present, and future operating performance and as a supplemental means to evaluate UpHealth’s ongoing operations. UpHealth believes that these non-GAAP financial measures are useful to investors in their assessment of UpHealth’s operating performance.

Adjusted EBITDA is not calculated in accordance with GAAP, and should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. You should not consider this measure in isolation or as a substitute for analysis of UpHealth’s results as reported under GAAP. UpHealth compensates for these limitations by prominently disclosing GAAP financial measures and providing investors with reconciliations from UpHealth’s GAAP operating results to the non-GAAP financial measures for the relevant periods.

The accompanying tables provide more details on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures described above and the related reconciliations between these financial measures.

UPHEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES(1)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$37,823	$43,668	$79,968	$79,640

Gross margin	53%	48%	53%	44%

Net loss attributable to UpHealth, Inc.	$(19,127)	$(12,438)	$(27,210)	$(29,883)
Net income (loss) attributable to noncontrolling interests	508	(27)	956	(287)
Net loss	(18,619)	(12,465)	(26,254)	(30,170)
Other expense	7,010	4,653	13,867	6,740
Income tax expense (benefit)	867	(2,232)	867	(4,525)
Loss from operations	(10,742)	(10,044)	(11,520)	(27,955)
Depreciation and amortization	3,049	6,161	5,462	12,760
Stock-based compensation	1,058	1,088	2,047	2,462
Acquisition, integration, and transformation costs; impairment of goodwill, intangible assets, and other long-lived assets; and non-recurring expenses(2)	11,890	6,749	15,831	15,382
Adjusted EBITDA (Non-GAAP)	$5,255	$3,954	$11,820	$2,649

(1)See Non-GAAP Financial Information section for definitions of the Company’s non-GAAP financial measures.
(2)Amounts reflect acquisition, integration, and transformation costs and impairment of goodwill, intangible assets, and other long-lived assets from the condensed consolidated statements of operations, as well as other operating expenses considered to be non-recurring during the period.

UPHEALTH, INC.
SEGMENT INFORMATION AND RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES(1)
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues:
Virtual care infrastructure(2)	$16,838	$16,815	$34,296	$32,445
Services(3)	15,503	19,030	36,317	36,760
Integrated care management(4)	5,482	7,823	9,355	10,435
Total	$37,823	$43,668	$79,968	$79,640

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Gross Profit:
Virtual care infrastructure(2)	$8,470	$7,255	$18,655	$13,756
Services(3)	7,728	6,774	17,639	12,626
Integrated care management(4)	3,778	6,894	6,358	8,532
Total	$19,976	$20,923	$42,652	$34,914

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Gross Margin %:
Virtual care infrastructure(2)	50%	43%	54%	42%
Services(3)	50%	36%	49%	34%
Integrated care management(4)	69%	88%	68%	82%
Total	53%	48%	53%	44%

See Non-GAAP Financial Information section for definitions of the Company’s non-GAAP financial measures.
(1)
Segment Information
The Company’s business is organized into three operating business segments:
Virtual Care Infrastructure;
Services; and
Integrated Care Management.
The reportable segments are consistent with how management views the Company’s services and products and the financial information reviewed by the chief operating decision makers. The Company manages its businesses as components of an enterprise for which separate information is available and is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and assess performance.

(2)
In the Virtual Care Infrastructure segment, which consists of the U.S. Telehealth business, the Company provides its customers with a unified telehealth solution and digital health tools, marketed under the name MarttiTM, aimed at increasing access to healthcare and resolving health disparities across the care continuum. As discussed in Note 1, Organization and Business, to the Company’s condensed consolidated financial statements, the Company deconsolidated Glocal, which comprised the International Telehealth business, during the three months ended September 30, 2022; therefore, the financial results of Glocal for the three and months ended June 30, 2022 are included in our unaudited condensed consolidated financial statements, and the financial results of Glocal as of June 30, 2023 and for the three and six months then ended are not included in our unaudited condensed consolidated financial statements.

(3)
In the Services segment, which consists of the Behavioral business, the Company provides inpatient and outpatient substance abuse and mental health treatment services for individuals with drug and alcohol addiction and other behavioral health issues. The Company offers a complete continuum of care from detoxification services, residential care, partial hospitalization programs, and intensive outpatient and outpatient programs. During the three months ended June 30, 2023, we completed the wind-down of a company within our Behavioral business. The Services segment also consisted of the Pharmacy business, which sold custom compounded medications, until the sale of the business on May 11, 2023.

(4)
In the Integrated Care Management segment, the Company provides its customers with an advanced, comprehensive, and extensible technology platform, marketed under the umbrella “SyntraNetTM” to manage health, quality of care, and costs, especially for individuals with complex medical, behavioral health, and social needs.